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                                                                    EXHIBIT 99.1

                        eResearchTechnology, Inc. Reports
                      First Quarter 2002 Operating Results

         Records Net Income of $0.10 per Share on Revenue Growth of 42%


PHILADELPHIA, PA April 24, 2002/PR Newswire/--eResearchTechnology, Inc. (NASDAQ:
ERES) reported today its financial results for the first quarter of 2002.

Net revenues for the three months ended March 31, 2002 were $8.4 million versus $5.9 million for the three months ended March 31, 2001, an increase of 42%. The company reported net income of $709,000 or $0.10 per share in the first quarter of 2002, compared to a net loss of $5.4 million or $0.78 per share in the first quarter of 2001. The results for the first quarter of 2001 include an investment asset impairment charge of $5.0 million, which reduced net income by $0.71 per share.

Company Financial Guidance

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

For the remainder of 2002, the company expects revenue to grow thirty percent or more for each quarter over the prior year's quarter. The company expects earnings per share to be between $0.10 and $0.13 for the second quarter; between $0.12 and $0.15 in the third quarter; and between $0.15 and $0.18 in the fourth quarter of 2002. With $19.8 million in cash and short-term investments at March 31, 2002, the company has sufficient capital on hand to complete this year's business plan and position the company for future growth.

Based in Philadelphia, PA, eResearchTechnology, Inc. (www.eRT.com), is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trial process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues and net income due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results can be found in the Company's Report on Form 10-K & 10-Q filed with the Securities and Exchange Commission (SEC).


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                   eResearchTechnology, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                  (in thousands, except per share information)

                                                                    For the Three Months Ended
                                                                March 31, 2002     March 31, 2001
                                                                --------------     --------------
                                                                                    (unaudited)
Net revenues:
    Licenses and subscriptions                                  $          754     $           26
    Services                                                             7,607              5,868
                                                                --------------     --------------

Total net revenues                                                       8,361              5,894
                                                                --------------     --------------

Costs of revenues:
    Cost of licenses and subscriptions                                     134                106
    Cost of services                                                     3,401              3,114
                                                                --------------     --------------

Total costs of revenues                                                  3,535              3,220
                                                                --------------     --------------

Gross margin                                                             4,826              2,674
                                                                --------------     --------------

Operating expenses:
    Selling and marketing                                                1,475              1,329
    General and administrative                                           1,342              1,329
    Research and development                                             1,159              1,249
                                                                --------------     --------------

Total operating expenses                                                 3,976              3,907
                                                                --------------     --------------

Operating income (loss)                                                    850             (1,233)
Interest income, net                                                       158                361
Investment asset impairment charge                                        --               (4,970)
Gain on sale of domestic CRO operations                                     35                232
                                                                --------------     --------------

Income (loss) before income taxes                                        1,043             (5,610)
Income tax provision (benefit)                                             334               (279)
Minority interest dividend                                                --                  116
                                                                --------------     --------------

Net income (loss)                                               $          709     $       (5,447)
                                                                ==============     ==============

Basic and diluted net income (loss) per share                   $         0.10     $        (0.78)
                                                                ==============     ==============


                     Consolidated Balance Sheet Information
                            (in thousands, unaudited)

                                                                March 31, 2002     December 31, 2001
                                                                --------------     -----------------
Cash and Short-term Investments                                 $       19,776     $          18,429
Working Capital                                                         20,825                20,689
Total Assets                                                            43,495                41,000
Shareholders' Equity                                                    33,780                32,792